Exhibit (a)(2)
Santiago, Chile, June 9th, 2023
Ref.: Opinion regarding the Tender Offer over Banco Itaú Chile
Dear shareholders of Banco Itaú Chile,
I, Ricardo Villela Marino, in my capacity as director and chairman of the board of directors of Banco Itaú Chile (the “Company”), as provided for in article 207, letter c) of Law No. 18.045 on Securities Market (the “Securities Market Act”), hereby give the shareholders my informed opinion regarding the convenience of the tender offer launched by ITB Holding Brasil Participações Ltda. (the “Bidder”), aimed at acquiring all of the Company’s issued and outstanding shares (including those represented by the American Depositary Shares traded on the New York Stock Exchange (“ADS”)), that are not owned by the Itaú Unibanco Group — to which the Bidder belongs —, controller of the Company (the “TO”).
The TO is carried out simultaneously in both Chile and the United States of America, and is addressed to all shareholders of the Company who are not members of the Itaú Unibanco Group (either if which may accept the TO launched in Chile). Additionally, the TO is addressed to (i) all U.S. Holders holding shares of the company and (ii) all holders of ADS (each of them representing 1/3 of a share), regardless of their place of residence. In Chile, the TO was made through a notice of commencement published on June 5th, 2023, in the local newspapers El Líbero and El Mostrador.
Firstly, I inform the shareholders that I am a member of the Villela Family, which, together with the Setubal and Moreira Salles Families, are the final controllers of the Bidder. Likewise, I have served uninterruptedly as a director of the Company since April 11th, 2016, and was elected in such capacity by the Bidder and Itaú Unibanco Holding S.A., both of them belonging to the Itaú Unibanco Group, controller of the Company. Moreover, on July 27th, 2022, I was appointed chairman of the board, a position I have held ever since.
As for my relationship with the controlling group of the Company, I hereby inform the shareholders that, from year 2020 to date, I have served as non-executive vice president of the Management Board of the Itaú Unibanco Group. In addition to this, over the years, I have performed various roles and functions within the Itaú Unibanco Group, such as member of the Management Board between years 2008 to 2020; president of the Latin America Strategic Council from 2018 onwards; and vice president of the Management Board between years 2010 to 2018.
On the other hand, I declare and state for the record that, except for my relationship with the controlling group of the Company and the Bidder specified above, I have no personal or other interest in the TO that would affect my informed opinion as to its advisability
Hence, after conducting a reasoned analysis of the terms of the TO, contained in the notice of commencement published by the Bidder on June 5th, 2023 and in its prospectus, as well as the Company’s public information, I am of the opinion that the TO is convenient for the shareholders of Banco Itaú Chile for the following reasons:
1.
The price per share of $8,500 offered in the TO is higher than the “market price” calculated under article 199 of the Securities Market Act. In fact, if we take (as per article 212 of the Securities Market Act) the date on which the notice of results would be published (i.e., next July 8th, 2023) as the date of acquisition of the shares in the TO, the “market price” of the share is $8,410.05 per share. Therefore, the price of the TO represents a premium of 1.07% over it.

2.
The price per share of $8,500 offered, when compared to the price of the Company’s shares traded on March 2nd, 2023, amounting to $7,363.52 — last trading day of the shares on the Santiago Stock Exchange before Itaú Unibanco Holding S.A. made public its intention to launch the TO — , implies a premium of 15.4% (already adjusted for the dividends paid in April of this year).

3.
Finally, the trading history of the Company’s shares on the Santiago Stock Exchange and of the ADS on the New York Stock Exchange shows that the target price of its shares estimated by the sellers’ analysts has not been reached, trading in recent years even at a price below book value. Thus,

1

the Offer is an opportunity for shareholders seeking short-term liquidity to sell their shares at a price higher than the average market price in recent years.
Considering the arguments outlined above, I am of the opinion that the TO is in the best interest of the Company’s shareholders.
Finally, I hereby state for the record that this letter is provided to the shareholders exclusively in compliance with Article 207 letter c) of the Securities Market Act, and that under no circumstances can this opinion be interpreted as a direct or indirect suggestion or advice to the shareholders to sell their share in the Company in the context of the TO.
The Company’s shareholders are solely responsible for evaluating the TO, so the decision to participate or not to participate in it will be their exclusive decision, having full discretion when hiring legal or financial advisors in order to make an informed decision that best suits their own interests.
Greetings,
Ricardo Villela Marino
Director and Chairman
Banco Itaú Chile

2

Santiago, June 9th, 2023
Shareholders of
Banco Itaú Chile
Ref:	Tender Offer over Banco Itaú Chile (the “Company”).
Dear shareholders:
Regarding the tender offer (the “Offer”) made by ITB Holding Brasil Participações Ltda. (the “Bidder”) for all the shares issued by the Company that are not owned by the Itaú Unibanco Group, at a price of $8,500 per share, I hereby issued the following report containing my opinion in this regard, in my capacity as director of the Company and as provided for in letter (c) of article 207 of Law No. 18,045 on Securities Market (the “Securities Market Act”).
The Offer is addressed to all the shareholders of the Company (with the exception mentioned) and also to the holders of American Depositary Shares. For this reason, it is carried out by the Bidder simultaneously in the Chilean market and in the foreign market of the United States of America. In the Chilean market, the commencement of the Offer was communicated to the market through a notice published on June 5th, 2023, in the newspapers El Líbero and El Mostrador.
I.
Relationship with the Company and the Bidder, interest in the Offer

I joined the Itaú Unibanco Group, controlling group of the Bidder and of the Company, in 2002, and since then I have held various leadership positions therein, such as Chief Financial Officer (CFO) and Chief Risk Officer (CRO) of Itaú Unibanco Holding S.A. in 2019 and 2020, and general manager of the Company between April 2016 and December 2018.
I currently serve as (i) general manager of Itaú Unibanco Holding S.A. since 2021, and (ii) director of the Company since January 1st, 2019. I have served as vice-chairman of the board since July 27th, 2022. Regarding the latter, it is worth pointing out that I was appointed director of the Company due to the proposal and favorable vote of both the Bidder and Itaú Unibanco Holding S.A., both members of the controlling group of the Company.
Apart from the above, I have no other relationship with the Bidder and the controlling group of the Company, and I also declare that I have no personal or professional interest in the Offer.
II.
Opinion regarding the Offer

In my opinion, the Offer (which is voluntary for the shareholders to whom it is addressed) is convenient for the shareholders for the following reasons:
a)
Firstly, the price of the Offer is beneficial.

The price of $8,500 per share implies a 15.4% premium when compared to the closing price of the Company’s shares on the Santiago Stock Exchange in trading session of March 2nd, 2023 — $7,363.52 per share — (corresponding to the last session prior to the communication to the market of the intention to launch the Offer), already adjusted by deducting the dividend paid per share in April of this year. This, together with the fact that the shareholders to whom the Offer is addressed are free to accept it or not, gives them the possibility of choosing to sell their shares in the Offer and thus adjust the weightings of their investment portfolio, diversifying their investment in other assets, whether Chilean or foreign.
Additionally, as indicated in the relevant notices of commencement, the price of the Offer, $8,500 per share, is higher than the market price calculated under Article 199 of the Securities Market Act, taking July 8th 2023 as the acquisition date, i.e., $8,410.05 per share; and is also higher than the price that would be applicable if the Bidder were to make a tender offer under article 199 bis of the Securities Market Act, using July 8th 2023 as the reference date.

b)
Secondly, the Offer is aimed at acquiring up to 100% of the shares of the Company that are not owned by the Itaú Unibanco Group. Therefore, the Bidder will acquire all the shares for which the Offer is accepted, without pro rata mechanism. This gives an advantage to shareholders in terms of the liquidity of the Company’s shares. This, considering that, according to the average daily traded volume (“ADTV”) of the Santiago Stock Exchange (approximately US$2,100,000) and of the New York Stock Exchange (approximately US$70,000) in 2022, acquisitions of shares of the Company for an amount equal to the price of the free float offered in the Offer (approximately US$786,000,000) are only reached after 363 trading days, adding the transactions carried out on the Santiago Stock Exchange and on the New York Stock Exchange.

c)
Thirdly, the stock market performance of the Company’s shares, especially in the last two years, shows that the Company’s shares have traded at a lower value than their book value and the average target value estimated by analysts, evidencing that the market is sensitive to the low level of profitability of the Company compared to other players in the industry, a situation that is related to the Company’s operation in Colombia.

In this regard, it is worth mentioning that, during 2022, the financial results of financial institutions in Chile were mainly driven by external factors, such as inflation, which, added to internal factors of the Company, means that the Company will face challenging scenarios in the coming years, such as those arising from the operation of the Company in Colombia, with eventual returns below the cost of capital, which in turn could have a negative effect on the Company’s profitability, given that the restructuring of the Company in Colombia will be extensive and will involve execution risks.
Additionally, considering (i) that the measures adopted by central banks to mitigate inflation remain in place, (ii) that such entities have also adopted measures to prevent risks associated with international shock events (such as the Countercyclical Capital Requirement (CCR) activated by the Council of the Central Bank of Chile in its Financial Policy Meeting for the first semester of 2023, at the end of May), (iii) other recent regulatory changes in Chile, such as the setting of definitive limits on credit card interchange fees published at the end of February 2023, and the implementation of a more restrictive model for granting consumer loans, and (iv) that the international market is exposed to complexities, I am of the opinion that the global situation will be, going forward, even more challenging for Banco Itaú Chile, classified as a systemic bank, a classification that currently entails additional core capital charge requirements of 1% for the Company.
d)
Finally, it should be considered that the Bidder, as part of the controlling group of the Company, is the natural buyer and eventually the only interested in purchasing the shares of the Company that are subject of the Offer. The Bidder has already specified that the price of $8,500 per share is the maximum price that it considers fair and reasonable, taking into consideration the tax asymmetries between Chile and Brasil with respect to the corporate and capital tax rate.

III.
Final Considerations

The shareholders should know that my opinion is based on the background information mentioned above, in my capacity as director of Banco Itaú Chile, and that I am required by law to give such opinion.
Please note that my opinion cannot be considered, neither directly nor indirectly, as a suggestion or advice, either to sell or not to sell the shares of Banco Itaú Chile. In fact, in this case, I suggest that the shareholders, if deemed necessary, seek the advice they deem most appropriate, whether in legal, financial, tax or other aspects, in order to make an informed decision that best suits their respective interests.
Kind regards,
Milton Maluhy Filho
Vice-president
Banco Itaú Chile

2

Santiago, June 12th, 2023
Shareholders
Banco Itaú Chile
Santiago.
Subject: Opinion about the Tender Offer over Banco Itaú Chile in compliance with Article 207, letter c), of Law No. 18.045.
Dear shareholders,
In compliance with the legal obligation provided for in Article 207, letter c), of the Securities Market Law (hereinafter referred to as the “LMV”), I hereby give my opinion regarding the convenience for the shareholders of Banco Itaú Chile (hereinafter referred to as the “Company” or the “Bank”) of the Tender Offer (hereinafter referred to as the “TO”) announced by ITB Holding Brasil Participações Ltda. (hereinafter referred to as the “Bidder”) on June 5th, 2023.
I.
Relationship with the Company, the controller, the Bidder, and interest in the TO.

I have been a director of the Bank since March 24th, 2022, having previously served as an alternate director between March 28th, 2018, and March 23rd, 2022. Likewise, I am a member of the Audit Committee since 2016, and since April 2023, I am a member of the Directors’ Committee. I was appointed as a director with votes of the Company’s controller, which were decisive for my election. Other than the circumstances mentioned above, I do not have any relationship with the Bank, nor do I own any securities issued by it. Additionally, since March 2nd, 2023, I am a member of the Board of Directors of Itau Colombia, an affiliate of the Bank, and since 2018, I also serve as a member of its Audit Committee.
With respect to the controller of the Company, the Bidder, and its related persons, I declare that I do not currently have any relationship with them, whether as a director (excluding the Bank and its affiliate, Itaú Colombia), executive or advisor. Notwithstanding the foregoing, between 2016 and 2021 I served as independent member of the Audit Committee of Itaú Unibanco, a member of the controller and related to the Bidder. To date, I have a minor shareholding in Itaúsa, a company that is part of the controlling group of Itaú Unibanco Holding, for a market value of approximately US$18,000.
Finally, I declare that I am a client (as an individual) in the affluent segment of Itaú Unibanco (Brazil) and Banco Itaú Uruguay in connection with services such as checking account, credit cards, foreign currency transfers, brokerage, and custody of investment products. In this regard, I do not have or have had any credit granted by the Bidder, save for the monthly balances of personal credit cards, which are paid on a timely basis.
Apart from the circumstances described above, I have no other relationship with the Bidder or its corporate group, and therefore, I declare that I have no particular interest in the TO.
II.
Preliminary Considerations.

Every investment decision (which includes the decision to buy, hold or sell publicly traded securities) is an individual and subjective decision of each investor, which takes into account personal factors that are unique and individual, such as risk appetite, the composition of its portfolio, its investment goals and horizon, and expectations regarding the potential evolution of the price of each security, among other determining factors.
In the particular case of investors’ expectations about the future evolution of the prices of publicly traded securities, such as Itaú Chile’s shares, there are numerous factors involved, many of which are unpredictable. Thus, the actual evolution of the share price may be significantly different from the expectations that were held when purchasing such securities, including drops and fluctuations in the share price significantly different from the expectations of each investor, or from those expected by different market analysts.

Therefore, the decision whether or not to accept the TO announced by the Bidder is a decision that cannot be made without considering the individual factors and expectations of each particular investor.
Finally, we would like to point out that, in issuing our opinion, the following factors stand out as the most important ones:
i.
The element that best represents the market price of a security at a given time is its share price in an active market such as an stock exchange, and in this particular case, the Santiago Stock Exchange. Thus, the market price is reflected on the basis of multiple purchase and sale transactions in recent periods, in an unforced manner, and between independent market agents; and

ii.
The TO does not represent a takeover by the Bidder, since the latter has controlled the Bank since 2016 and, therefore, the price offered by this Bidder is not expected to include a decisive control premium.

III.
Certain relevant aspects of the TO.

In accordance with the terms contained in the TO prospectus, we can summarize them as follows:
i.
The TO does not have a maximum or minimum number of shares to be purchased;

ii.
The price shall be paid in cash;

iii.
The price of the TO is $8,500 per share, which represents a premium over the Bank’s share price on the Santiago Stock Exchange, as detailed in the table below:

Basis for calculating the share price (A)	Price in the Santiago Stock Exchange (B)1	Premium that the consideration (8,500) represents over (B)
**Share prices not affected by the communication of Itaú Unibanco’s intention to make the Offer (March 2nd, 2023).
Closing price on 3/2/2023, not adjusted for dividends paid since 4/25/2023.	$7,965	6.72%
Closing price on 3/2/2023, adjusted for dividends paid since 4/25/2023.	$7,364 (i.e., $7,965 less dividend of $601 per share)	15.42%
Average of share prices in the 30 trading days prior to 3/2/2023, not adjusted for dividends.	$8,110	4.81%
Average of share prices in the 30 trading days prior to 3/2/2023, adjusted for dividends.	$7,509 (i.e., $8,110 less dividend of $601 per share)	13.20%
Average of share prices in the 90 trading days prior to 3/2/2023, not adjusted for dividends.	$8,268	2.81%
Average of share prices in the 90 trading days prior to 3/2/2023, adjusted for dividends.	$7,667 (i.e., $8,268 less dividend of $601 per share)	10.86%
Average of share prices for the 12 months prior to 3/2/2023, not adjusted for dividends.	$8,422	0.90%
Average of share prices for the 12 months prior to 3/2/2023, adjusted for dividends.	7,821 (i.e., $8,422 less dividend of $601 per share)	8.68%

1
All share prices referred to in this table, prior to 05/26/2023, were adjusted to reflect the reverse stock split, as approved by the CMF, which became effective on that date.

Basis for calculating the share price (A)	Listing in the Santiago Stock Exchange (B)2	Premium that the consideration (8,500) represents over (B)
**Share prices affected by the communication of Itaú Unibanco’s intention to make the Offer (March 2nd, 2023).
Closing price on 6/2/2023, the day before the formal announcement of the Offer.	$8,424	0.90%
Average of the 30 trading days prior to 6/2/2023	$8,258	2.93%
Minimum price that would be required in a mandatory TO calculated in accordance with Article 199 of the LMV.
Minimum price	$8,410	1.07%

IV.
Informed opinion on the convienence of the TO.

After reviewing the background information described above, including the contents of the TO prospectus, I believe that the terms of the tender offer may be convenient for those shareholders (i) with a short to medium term investment horizon; (ii) who, expecting that the share price will evolve above the value of the TO, are not willing to assume risks in the event this expectation does not materialize due to various factors, including a potential drop in the liquidity of shares due to the purchase of shares by the Bidder, and/or (iii) who in their portfolio composition identify more attractive investment alternatives, and therefore the TO allows them to sell their shares at a premium over the share price prior to the announcement of the Offer and gives them liquidity to sell as many shares as they deem convenient.
This opinion is based mainly on the following factors:
i.
The price offered accounts for a premium of 15.42% over the stock market price (adjusted for dividends paid) on the day prior to the announcement of the intention to make the TO (8.68% considering the average of the 12 months prior to such date; 10.86% considering such average over the previous 90 trading days, and 13.20% considering such average over the previous 30 trading days);

ii.
The offered price is 1.07% higher than the minimum price of 8,410, which would be required in a mandatory TO pursuant to Article 199 of Law 18.045;

iii.
The purchase price offered is paid in cash; and

iv.
The TO is not subject to reaching a minimum number of shares offered or limited to a maximum amount. Accordingly, those shareholders who choose to sell their shares will receive the price offered for the total amount of their acceptance.

Likewise, those shareholders who choose not to sell, either because of their investment horizon and/or expectations, will continue to own a share listed on the Santiago Stock Exchange, but will assume a risk involving a lower liquidity of the share (which may be significant depending on the outcome of the Offer) due to the purchase of shares by the Bidder.

2
All share prices referred to in this table, prior to 05/26/2023, were adjusted to reflect the reverse stock split, as approved by the CMF, which became effective on that date.

V.
Final considerations and disclaimers.

Finally, I hereby inform the shareholders that the reasoning set forth in this document, as well as its conclusions, are made in good faith and to the best knowledge and belief of the undersigned in his capacity as director of the Company, and for the sole purpose of complying with the requirements of the LMV. Therefore, the opinion expressed herein should not be construed as a suggestion, advice, recommendation, or counsel to dispose or not to dispose of the Company’s shares, since this decision depends exclusively on the interests of each individual shareholder.
Consequently, it will be up to each shareholder to make its own evaluation and analysis of the different implications that an eventual sale could have for its particular interests. In this line, investors may choose to seek advice from third parties if deemed necessary.
Kind regards,
Diego Fresco Gutiérrez
Director
Banco Itaú Chile

Santiago, June 9th, 2023
Shareholders of
Banco Itaú Chile
Ref:	Tender offer over Banco Itaú Chile by ITB Holding Brasil Participações Ltda.
Dear shareholders:
Reference is made to the tender offer for shares issued by Banco Itaú Chile (the “Offer”) formulated by ITB Holding Brasil Participações Ltda. (“ITB Holding” or the “Bidder”).
The Offer is for all the shares of Banco Itaú Chile (“Banco Itaú” or the “Company”) that are not owned by the Itaú Unibanco Group (as defined in the notice of commencement), to which the Bidder belongs. Hence, it is aimed at acquiring up to 74,379,229 shares representing 34.38% of the share capital of Banco Itaú. The Offer also includes the shares represented by American Depositary Shares (“ADS”) and is addressed not only to holders of shares traded in Chile, but also to holders of ADS traded on the New York Stock Exchange and to holders of shares residing in the United States of America. Therefore, the Offer is carried out simultaneously in the Chilean and foreign markets. In the Chilean market, the Offer was launched through publications dated June 5th, 2023, in the newspapers El Líbero and El Mostrador.
In my capacity as director of Banco Itaú, and as provided for in Article 207, letter (c), of the Securities Market Act, I hereby issue the following report with my opinion regarding the Offer.
I.
Relationship with the Controller of Banco Itaú and the Bidder, and interest in the Offer.

At the election of the Board of Directors held at the Company’s extraordinary shareholders’ meeting dated April 20th, 2023, the Bidder’s controller, Itaú Unibanco Holding S.A., distributed a portion of its votes to me, and I would not have been elected without the votes of the controller of the Bidder. In addition to this, I have also served as a partner and Officer of the Executive Committee of Itaú Unibanco Holding S.A. since 2021, an entity to which the controller of the Bidder belongs. I am also an attorney-in-fact with management authority of Itaú Unibanco S.A., IU Corretora de Seguros Ltda., Itaú Corretora de Seguros and Director of Gestora de Inteligência de Crédito S.A.
Likewise, in the aforementioned board election, the Bidder also distributed part of its votes to me, so I would not have been elected as a director of Banco Itaú without its votes. Hence, in accordance with the applicable regulations, I also have a relationship with the Bidder.
I am not a shareholder of Banco Itaú, of the Bidder nor of Itaú Unibanco S.A.. Notwithstanding this, as mentioned above, I am a partner of Itaú Unibanco Holding S.A.
Apart from this, I have no interest in the Offer.
II.
Opinion regarding the Offer.

In my opinion, the Offer is in the best interest of the shareholders. This opinion is based on the following considerations:
Firstly, as indicated in the notice of commencement of the Offer, the price offered per share “includes a premium of approximately 15.44% over the closing price, adjusted for dividends, of 7,363.52 Pesos per share of the Company (adjusted as per the exchange of shares (reverse stock split)) on the Santiago Stock Exchange (BCS) on March 2nd, 2023 (the last trading day of the BCS prior to the first public announcement of the Offer)”. In my opinion, this premium is high considering that the Offer does not imply gaining control of Banco Itaú.
Secondly, upon reviewing the average trading value of the share of Banco Itaú during the last 2 years, I have concluded that, during that time, the market value of the share has been below its book value and mostly below the average target price estimated by analysts. This lower value in the shares of Banco Itaú can be explained by the fact that, except for the results obtained in Chile in the last fiscal year, the share has been

1

less profitable than the shares of other banks in the market, a circumstance that is partly attributable to the results obtained by Banco Itaú in Colombia. Additionally, inflation and the measures implemented by the different central banks to contain it, as well as other external factors, harmed the business of the Company and its competitors during 2022, directly affecting its results. This confirms that the price offered by the Bidder is convenient for shareholders.
Finally, although the Offer is voluntary (i.e., it is not required by law), the price offered per share is higher (a) than the market price of the shares, calculated under Article 199 of the Securities Market Act, despite not being aimed at gaining control, and (b) the price that would have been offered to the Bidder in the event of a mandatory offer under Article 199 bis of the Securities Market Act, in both cases, taking as a reference date July 8th, 2023, the date on which the acquisition of the shares whose shareholders have accepted the Offer will be formalized.
III.
Final Considerations.

The shareholders should know that my opinion is based on the background information mentioned above, in my capacity as director of Banco Itaú, and because I am required by law to give such opinion.
Please note that my opinion cannot be considered, neither directly nor indirectly, as a suggestion or advice, either to sell or not to sell the shares of Banco Itaú. In fact, in this case, I suggest that the shareholders, if deemed necessary, seek the advice they deem most appropriate, whether in legal, financial, tax or other aspects, in order to make an informed decision that best suits their respective interests.
Kind regards,
Matías Granata
Director
Banco Itaú Chile

2

Santiago, June 9th, 2023.
To the shareholders of Banco Itaú Chile
Ref.:	Tender offer over Banco Itaú Chile by ITB HOLDING BRASIL PARTICIPAÇÕES LTDA.
Dear shareholders:
I hereby refer to the tender offer (the “Offer”) made by ITB HOLDING BRASIL PARTICIPAÇÕES LTDA. (the “Bidder”) through publications dated June 5th, 2023 in the newspapers El Líbero and El Mostrador, which is also carried out simultaneously abroad and is addressed to all the shareholders of Banco Itaú Chile (the “Company”) other than the shareholders members of the controlling group of the Company (i.e., the Itaú Unibanco Group).
Such Offer is aimed to acquire all of the issued, subscribed and paid-up shares of the Company that are not owned by the Bidder or the other members of the Itaú Unibanco Group to which the Bidder belongs, amounting to 74,379,229 shares, which represent 34.38% of the share capital of the Company, including those shares represented by the American Depositary Shares traded on the New York Stock Exchange. For this reason, the Offer was launched simultaneously in the Chilean market and abroad in the United States of America.
In my capacity as director of the Company, and as provided for in article 207, letter (c), of the Securities Market Act, I hereby give the following opinion regarding the Offer.
I.
RELATIONSHIP WITH THE CONTROLLER OF THE BIDDER AND POTENTIAL INTEREST IN THE TRANSACTION.

Before I give my opinion, please note that I was elected as a director with the votes of the Bidder and Itaú Unibanco Holding S.A.. Through this latter company, Itaú Unibanco Group obtained the control of the Company.
Likewise, I declare that I have been part of the Executive Committee of the Itaú Unibanco Group since 2021, and I am in charge of the departments of Global Markets (Treasury, Clients and Products Desk) of Itau Unibanco and of the operations of the bank in South America (Argentina, Paraguay, Uruguay and Banco Itaú Chile), having served in 2021 as executive director.
Finally, I declare that I have no interests in the transaction other than those that may arise from the relations declared above.
II.
OPINION REGARDING THE OFFER.

Considering the conditions of the Offer and the public information of the Company, in my opinion, the offer is convenient for its shareholders. My opinion is based on the following considerations:
Price of the Offer: If we consider the closing price of the Company’s shares, adjusted for dividends (paid in April, 2023), on the last trading day of the Santiago Stock Exchange prior to the first announcement of the intention to launch the Offer (March 2nd, 2023), and thus leaving aside the effect that this announcement had on the market — amounting to $7,363.52 per share — , the price of $8,500 per share offered by the Bidder is approximately 15.4% higher than the closing price of the Company’s shares at that date.
Additionally, and although the Offer is voluntary, not mandatory under article 199 bis of the Securities Market Law, the purchase price offered, i.e., $8,500 per share, is approximately 1.07% higher than the minimum price that would result from the application of the aforementioned rule, which would amount to $ 8,410.05 per share. This, taking July 8th, 2023 as the date on which the shares would be acquired.
In this regard, considering the above and that the Company’s shares have traded during the last two years below their book value and historically below the average value determined by independent analysts, the price offered is convenient for shareholders, especially considering, in my opinion, the potential negative impact of the transaction in Colombia on the Company’s profitability.
Stock liquidity: From the perspective of the liquidity of the Company’s shares in the market, the possibility of selling the shares during the Offer is an advantage for the shareholders, since it represents a liquidity “window” much wider than that currently existing in the stock market. In this regard, the average daily volume of transactions on the shares during year 2022 (amounting to US$ 2.1 MM on the Santiago Stock Exchange and US$ 70,000 on the New York Stock Exchange) is significantly lower than the maximum amount that the Bidder expects to acquire on the date of publication of the notice of outcome, corresponding to approximately US$ 786 MM (at a price of $8,500 per share and at a conversion rate of $804.60 per US dollar). Comparatively speaking, the maximum amount that the Bidder offers to acquire equals the sum of the average daily volume traded during 375 trading days on the Santiago Stock Exchange.
This seems even more relevant considering that, as a consequence of the Offer, the supply of and demand for the Company’s shares and, therefore, their liquidity and price, would be expected to drop after the Offer is executed.
III.
FINAL CONSIDERATIONS.

Please note that I am giving my opinion in my capacity as a director of the Company, in compliance with a legal obligation, and therefore it cannot be considered by the shareholders as a recommendation or suggestion to sell or not to sell their shares of the Company in the context of the Offer.
Shareholders are encouraged to analyze all the information related to the Offer so that they can form a reasoned investment judgment, according to the financial, legal and tax situation of each shareholder and the implications that their participation in the Offer may have in such matters.
Kind regards,
Pedro Paulo Giubbina Lorenzini
Director of Banco Itaú Chile

June 12th, 2023
Shareholders
Banco Itaú Chile
Las Condes
Ref: Opinion about the Tender Offer (TO)
Dear sirs,
As a member of the board of Banco Itaú Chile (the “Bank”), and as provided for in article 207 letter c) of Law No. 18.045 (the Securities Market Law, “LMV”), I hereby give my individual opinion regarding the tender offer (the “TO”) made by the current shareholder, ITB Holding Brasil Participações Ltda. (the “Bidder”), in order to acquire all the shares that are not owned by it or its related persons.
In this regard, in my opinion:
A)
Regarding the Bidder and interest in the TO

I am an independent director of the Bank, appointed by the Shareholders’ Meeting, and elected with the votes of the controller, so its vote was decisive for my appointment.
Notwithstanding this, I have no particular interest in the TO. I do not own, nor have ever owned, shares of the Bank, the Bidder, or other companies in the Controller’s group of companies..
B)
Background

1.
On March 2nd, 2023, the Bank filed a material event notice, for information purposes only, reporting that it had become aware of the intention of its controlling shareholder, Itaú Unibanco Holding S.A. (the “Controller”), to make a TO, directly or indirectly through its related companies, for approximately 34.38% of the issued, subscribed and paid-up shares of the Bank, including those represented by American Depositary Shares (“ADS”). The latter will be carried out by means of an offer simultaneous to the TO in the United States of America for each and every one of the ADS representing shares of the Bank and traded on the New York Stock Exchange.

2.
On June 5th, 2023, the Bidder sent to the Financial Market Commission (the “CMF”) and to the Bank the prospectus containing the terms and conditions of the TO, aimed at acquiring all the shares of Banco Itaú Chile that it does not currently own. For all purposes, the commencement date of the TO is June 6th, 2023.

3.
In short, the conditions of the offer made are:

i.
Purpose: As indicated above, the TO is aimed at acquiring all the shares of the Bank that are not owned by the Bidder or other members of the Itaú Unibanco Group, to which the Bidder belongs, amounting to 74,379,229 shares, which, in turn, account for approximately 34.38% of the issued, subscribed and paid-up shares of the Bank.

ii.
Price: The price offered in the TO is $8,500 per share, payable in pesos. The prospectus states that the price shall be paid by wire transfer to the bank account of the shareholder, agent, custodian or representative, specified when the offer is accepted.

iii.
Premium: As indicated in the prospectus, the offer does not report a specific control premium, as the Itaú Unibanco Group already controls the Bank. However, for informational purposes, the price per share offered includes a premium of approximately 1.07% considering a market price for the Company’s shares of $8,410.05 pesos, calculated as per article 199 of the LMV, taking July 8th, 2023 as the date on which the shares would be acquired.

It also includes a premium of approximately 15.44% over the closing price, adjusted for dividends, of $7,363.52 pesos per share, recorded on the last trading day prior to the announcement of the TO on March, 2023.

1

C)
Advisability

In order to give my opinion as to the advisability of the TO, I have taken into account the following documents:
i.
Material event noticed, filed with the CMF by Banco Itaú Chile, dated March 2nd, 2023.

ii.
Material event noticed, filed with the CMF by Banco Itaú Chile, dated May 29th, 2023.

iii.
Tender Offer Prospectus, sent to the CMF on June 5th, 2023

iv.
Bank information of which I have become aware in my capacity as director of the Bank.

Therefore, it seems to me that the TO is convenient for those shareholders who wish to dispose of their shares and liquidate their investment, for the following reasons1:
1.
The price per share offered is 15.44% higher than the closing price recorded on the last trading day prior to the announcement of the TO in March, 2023, of $7,363.52 per share. This, considering the adjustment for dividends. Likewise, the price offered is 6.5% higher than the weighted average price for the last 12 months, of $7,981.1, and 12.5% higher than that of the last 24 months, of $7,555.86. It also is 1.07% higher than the weighted average price of $8,410.05 pesos for transactions carried out between 90 and 30 days before the date of acquisition, as regulated by the LMV.

2.
The influence of the TO in the current price, as well as the potential reduction of free float might reduce the supply of and demand for the Bank’s shares, and the liquidity of the share could thus be affected. Hence, the price of the share and its liquidity could drop after the offer.

3.
Paragraph 2 above is reinforced by the low liquidity of stock, since the average daily amount traded during this year has been $1,580,321,997, accounting for 0.255% of the free float. Such percentage has dropped by 13.5% and 30.1% compared to years 2022 and 2021, respectively.

4.
It is an irrevocable offer at a predefined price, payable by wire transfer (i.e., practically in cash) and with no pro rata factor, so that the Bidder will acquire the shares without affecting the price offered, and the shareholder will be assured that it will be able to complete the transaction for the total number of shares it accepts to sell.

5.
Although there is no control premium due to the fact that the Bidder already controls the Bank, there is still a certain premium, as indicated in paragraph 1 above.

However, all the above considerations must be contrasted with the following aspects, in the case of shareholders with medium or long term investment goals or horizons:
1.
The current market price is approximately 36% lower than its book value.

2.
Analysts’ recommendations in the last period, although they have not materialized, place the 12-month target price of the share at higher values, ranging between $11,250 and $12,600. However, please note that under no circumstances is this a recommendation to sell or not to sell.

3.
The significant capital increase and the dividend distribution policy have placed the Bank in a solvency situation compatible with its risk appetite and with Basel III requirements, and do not represent a restriction for its growth according to its strategic plan; in addition to a strong support from the Itaú Unibanco Group.

4.
The Bank has an adequate liquidity management, and is thus positioned within the top levels of the industry, both in its short-term and medium/long-term liquidity ratios.

1
Please note that all values mentioned herein are adjusted by the Reverse Stock Split.

2

5.
Although the situation described below cannot be projected for the Bank, during the last 2 years the Bank has shown a favorable evolution in the following terms:

i.
Its results, efficiency ratios, as well as its return on equity. The latter, in spite of the capital increase of more than USD1,000 million made in 2021.

ii.
Service quality indicators, for which it currently is ranked top 3, according to the different customer surveys.

iii.
Market share in segments and products, strategically defined as target market, and ranked top 3 in growth of such products.

D)
Conclusion

In light of the foregoing background information and reasons, I am in favor of the TO, especially in the case of those shareholders who wish to take advantage of the liquidity window presented by the offer, and the price offered with respect to the closing price on the day prior to the announcement of the TO. In contrast, it seems to me that the offer may not necessarily be suitable for shareholders with medium or long term investment goals or horizons.
Finally, please note that this statement is my personal opinion regarding the TO, which is given in compliance with a legal obligation, and therefore should not be considered as a recommendation, advice and/or professional counsel whether or not to sell your shares. It is up to the discretion and responsibility of each shareholder to seek advice and be duly informed, to analyze the aspects of this transaction and to take charge of it, in order to make the most convenient decision according to their own particular interests.
Kind regards,
Pedro Samhan Escandar
Independent Director
Banco Itaú Chile

3

Santiago, June 10, 2023
Shareholders
Banco Itaú Chile
Re.: Tender Offer for the Purchase of Shares made by ITB Holding Brasil Participações Ltda.
To whom it may concern:
In my capacity as director of Banco Itaú Chile (hereinafter “Banco Itaú Chile”) and for purposes of complying with letter c) of article 207 of the Securities Market Law (“LMV” as per its initials in Spanish) I hereby file, within the legal term, this written report with my founded opinion regarding the convenience for the shareholders of the tender offer for the purchase of shares made by ITB Holding Brasil Participações Ltda. (the “Offeror”) for all of the shares issued by Banco Itaú Chile that at the date of the offer are not property of Grupo Itaú Unibanco and that represent 34.38% of the shares of Banco Itaú Chile, as per notice of commencement published on June 5, 2023 (the “Tender Offer” or the “Offer”)
I hereby state that for the purpose of rendering this opinion I have reviewed and analyzed the information made available by the management of Banco Itaú Chile to the members of the board, in addition to the background information and information that has been publicly disclosed.
1.-
Relation with the controller of Banco Itaú Chile and the Offeror, and interest in the Tender Offer.

I have been appointed as an independent director of Banco Itaú Chile at the ordinary shareholders’ meeting held on April 20, 2023.
I have no relationship with Grupo Itaú Unibanco or the Offeror.
I have no interest in the Tender Offer, other than that which may be derived from the foregoing statement.
2.-
Founded opinion regarding the convenience of the Offer for the shareholders.

2.1
Preliminary considerations.

2.1.1
Shareholders who are Recipients of the Offer.

This is an opinion for the convenience of the shareholders, pursuant to that set forth in letter c) of article 207 of the LMV. In this case, the Offer is made by an entity that is currently a shareholder, holding 39.32%1 of all the shares of Banco Itaú Chile2, whose direct controller, Itaú Unibanco Holding S.A. (“IUH”) in turn directly owns other 56,896,856 shares of Banco Itaú Chile, that represent 26.30% of its shares.
For the same reason, it is my opinion that if the LMV provides for directors to analyze the convenience of the Offer for the shareholders, it is mandatory to make reference to the convenience of those shareholders who are recipients of the Offer who are not part of Grupo Itaú Unibanco (the “Shareholders who are Recipients of the Offer”).
2.1.2
Purpose of the Tender Offer.

The Offeror has launched this Tender Offer voluntarily, it does not respond to a legal requirement. As to the nature of this Tender Offer and the reasons that may be behind the Offeror when voluntarily launching a tender offer, without being forced to do so, I believe it is important to provide context information to the shareholders, for their better understanding.
Under the legal regime of the tender offer, the considerations toward the minority shareholders are especially relevant. The first challenge faced by the LMV was to provide for a legal regime that allowed for

1
Information provided in the Offer.

2
The Offeror holds, directly and indirectly (through its subsidiaries CGB II SpA, CGB III SpA, SAGA II SpA and SAGA III SpA) 85,064,664 shares of Banco Itaú Chile, which represent 39.32% of its issued, subscribed and paid-in shares.

the sharing and balance of the economic effects of control. All tender offers must abide to this principle (even the Secondary tender offer3, that is not intended to gain control). The Offer does not fulfill this principle, although formally it is an Offer that meets the requirements of the tender offer (except for the lack of objectivity of one of the causes of expiration to which I refer herein below), in substance it does not respect such principle.
The Offeror is an entity that belongs to the controlling group of Banco Itaú Chile. The Offer is made for 100% of the shares so, subject to the success of the Tender Offer, the Offeror will not have to launch a new tender offer nor a secondary tender offer4. The declared purpose of the Offeror is to acquire all of the issued, subscribed and paid-in shares of the bank that are not property of the Group Itaú Unibanco to which the Offeror belongs, at the date of launching the Offer. Actually, it is stated in the prospectus that the Offer is not subject to the condition that a minimum nor maximum number of shares are offered for sale to the Offeror.
In the hypothesis at hand, the controlling shareholder is not forced to launch — currently — a tender offer to continue to acquire shares of Banco Itaú Chile. It actually owns (as declared in the prospectus) shares that represent 65.62%5 of the shares of Banco Itaú Chile. The LMV provides that once the controller reaches or exceeds the limit of two-thirds of the issued shares with voting rights, it will in fact be forced to launch a Secondary tender offer6. The law, however, sets forth the exception to the obligation to launch a Secondary tender offer to the controller that has reached or exceeded the limit of two-thirds of the issued shares with voting rights, precisely when it has reached or exceeded such limit from an acquisition made in… “a tender offer for the purchase of shares validly made for all the shares of the company.”7

3
For simplicity purposes, I describe as a Secondary tender offer as that referred to in Article 199 bis of the LMV, that does not have the purpose of obtaining the control, and that is claimable to the controller that has reached or exceeded two-thirds of the interests in a public corporation.

4
Pursuant to the Offer and consistent with that set forth in article 199 bis of the LMV, “subject to the result of the Offer, Group Itaú Unibanco, to which the Offeror belongs, will reach or exceed the two-thirds of the issued shares with voting rights of the Company, thus occurring what is set forth in the final paragraph of Article 199 bis of the Law on Securities Market, therefore the Offeror shall not be bound to, nor currently has the intention of, make a subsequent public tender offer for the acquisition”.

5
This is my calculation, based on the number of shares of the Offeror and the shares that the prospectus attributes to IUH.

6
LMV Article 199 bis. “If as a consequence of any acquisition, a person or group of persons with a joint action agreement reaches or exceeds two thirds of the issued voting shares of a public corporation, it must make a public tender offer for the remaining shares within 30 days from the date of such acquisition. Such offer shall be made at a price not less than that would correspond if there were a right of withdrawal. …”

7
LMV, art 199 bis. Article 199 bis that regulates the Secondary tender offer is a provision included in the LMV by way of Law No. 20,382 dated October 20, 2009. Article 199 bis LMV innovated with respect to its predecessor, by explicitly including exception situations to the obligation of making a Secondary tender offer. In this manner, as of the validity of new Article 199 bis LMV, a Secondary tender offer shall not be made when the relevant acquisition of securities is a consequence of, among others… “a tender offer for the acquisition of shares validly made for the total amount of shares of the company”. So, the currently valid legal text, as opposed to what happened with the application of the former article 69 ter of Law 18,046, expressly admits the exemption from such obligation to the case when the percentage of two-thirds of the issued shares with voting rights reached by the controller comes from the acquisition in a tender offer that has offered to purchase 100% of the shares of the company. This change in the legislation puts an end to the restrictive interpretations by the administrative authority, which were not legally reasonable, but always aimed at the minority shareholder to be protected, whether by the tender offer, or by the withdrawal right so, just as it was indicated in the discussion of the Law, if the mentioned shareholding interest was reached or exceeded, a larger illiquidity of the shares in the market is implied, and this carries out that the minority shareholder may opt to leave or stay in the company. The controller shall have a 30-day term from the occurrence of this event to make a tender

In summary, the controlling shareholder of Banco Itaú Chile, whose shareholding property is close to the lower margin of two-thirds of the issued shares with voting rights of Banco Itaú Chile, is launching a voluntary tender offer for all the remaining shares, at a voluntary price (determined by it, with no legal restriction thereof), in anticipation of the legal obligation that would fall upon it if it were to reach the two-thirds mentioned above. Thus, if the controlling shareholder actually reaches the two-thirds of the property of Banco Itaú Chile, it will not be subject to the obligation of launching a Secondary tender offer. This would be something positive for the controlling shareholder. Because on the one hand, it would gain the benefit of reaching a shareholding limit that grants to it relevant additional rights in the corporate structure of the bank. And on the other, it would not be subject to the burden of having to launch a Secondary tender offer under the conditions defined by the LMV (not the offeror, as it does occur in this case). And if this is a positive scenario for the controlling shareholder, it is because it is a negative scenario for the minority shareholders, both for those that sell under the Tender Offer, as they would have sold at a price below the value of Banco Itaú Chile (I shall address this issue) and for the shareholders who decide not to sell, expecting a price that reflects the proper value of Banco Itaú Chile. The latter would be affected by the situation itself of facing a controller with two-thirds or more of the shares of Banco Itaú Chile and liberated from the obligation of launching a new tender offer for the remaining of the shares. Therefore, the option to sell that is offered to the Shareholders who are Recipients of the Offer, by the Offeror, is inconvenient for their interest.
Is this then an opinion for the Shareholders who are Recipients of the Offer that sustains that the option to sell their shares is convenient? No, at least at the price of the Offer, no. In fact, if the Shareholders who are Recipients of the Offer decide not to sell, and the offering shareholder persisted in its option of continuing to buy, outside of this voluntary Tender Offer, they will always be protected by the Secondary tender offer to obtain a new purchase offer in the future.8)(9
I am aware that with the statement above “in anticipation of the legal obligation that would fall upon it if it were to reach the two-thirds mentioned above” I am venturing a purpose that the Offeror has not declared in the prospectus10. But I clarify, it is a likely outcome of its Offer. For more clarity, let us explore the possibilities that open with the Offer (always assuming that there is no Expiration, issue that I will address further below):
Possibility 1. A limited number of shareholders accept the Offer, so the controlling shareholder does not reach the two-thirds of the shares of the bank. Consequences? The controlling shareholder shall buy those shares and continue to be in the current situation. It will not have prevented the need to launch a Secondary tender offer if it reengages in its interest of reaching two thirds of the bank’s property. Therefore, the effect for the Offeror will be neutral from the standpoint of the obligation under the Secondary tender offer (but positive because it acquired the share at a value that is inferior to the value of Banco Itaú Chile, which I shall address further below), and the few shareholders that sell will have transferred their shares at a value that I consider to be below the value of the bank.

offer and if it does not make it within such term, the shareholders automatically have the right of withdrawal. But in the banks apparently there would not be a right of withdrawal, so I refer to this hereinbelow.
8
The Secondary tender offer defines, among others, the purchase price under such tender offer, and for that it refers to the rules of determination of the price of the right of withdrawal. The value varies in function of if the share is traded in the open market (presencia bursátil) or not at the time in which the secondary tender offer occurs, so it determines for this purpose a market formula (based on the trading value, if publicly traded — con presencia bursátil), or the book value (if not publicly traded).

9
Actually, if one assumed that this Tender Offer was launched as a Secondary tender offer, thus having to use as a minimum the price set forth in the Law, a price very near to the price of the Tender Offer would have been offered, of CLP 8,422, pursuant to my calculations (including the dividend distributed in the interim, in order to make it comparable to the price of the Offer).

10
The Offeror does not present the Offer from the perspective of what would occur if it did not make the Offer. Actually, the Offeror mentions that “The Offer is not subject to the condition that a minimum nor maximum number of the shares are offered for sale to the Offeror”. Meaning that the Offeror contemplates to buy the number of shares that are presented to it for this purpose (subject to the absence of expiration).

Possibility 2. A larger number of shareholders accept the Offer, so the controlling shareholder does reach and/or exceeds the two-thirds of the bank’s shares. Consequences? The controlling shareholder will (i) purchase those shares; (ii) exceed the two-thirds of the shareholding interest in the bank (I address this effect further below); (iii) be able to continue — or not, at its discretion — to purchase shares in the market, with no need to launch a Secondary tender offer.
In order for this second possibility to occur, the Offeror shall have to acquire, under the Tender Offer, shares of Banco Itaú Chile that represent 1.04% of the shares.
Why is it relevant for the Minority Shareholders to understand what happens if the controlling shareholder becomes the owner of two-thirds or more of the shares with voting rights of Banco Itaú Chile? The Corporation Act (“LSA” as per its initials in Spanish), in relation to the Banks Act, protects the minority shareholders by means of voting quora that demand for special majorities in certain matters that are considered relevant for the corporate interest and, among these, maybe the larger requirement that the Law provides for, is a quorum of two-thirds of the shares with voting rights. These decisions are of such relevance that the LSA grants the dissenting shareholders the right to withdraw from the company, prior payment by the latter of the value of its shares11, if they dissented with the end decision. If the controlling shareholder reaches the two-thirds of Banco Itaú Chile, these matters shall be subject to its decision without the possibility of the minority shareholders to resist them, and with an additional feature: The right to withdraw is not established in favor of the shareholders under the Banks Act12.
Why is then the Tender Offer not convenient for the Shareholders who are Recipients of the Offer? Because the price on which it offers to buy does not reflect the value of Banco Itaú Chile (I shall address this matter further below), because it neither reflects the value it has for the Offeror to acquire shares and reach the two-thirds of the property, preventing the counterbalance in matters of relevance for the corporate structure of Banco Itaú (what would justify the premium) and prevent the obligation of a Secondary tender offer in the future. Because, for the Shareholders who are Recipients of the Offer, to keep their share preserves at least the right to a Secondary tender offer in the event the controlling shareholder persists in its attempt to buy. This is also why, in my opinion, this Tender Offer does not reflect the challenge of the LMV to share and balance the economic effects of controls, as I have stated above.
2.1.3
The Offer and its expiration under the Material Adverse Effect.

11
Article 69 Corporation Act. The approval by the shareholders’ meeting of any of the matters indicated below will grant the dissenting shareholder the right of withdrawal from the corporation upon payment by the latter of the value of its shares. Notwithstanding the foregoing, in the event that the company is a debtor in a bankruptcy liquidation proceeding, the exercise of the right of withdrawal shall be suspended until the debts existing at the time such right arises are paid. The same rule will apply if the company is subject to a reorganization agreement approved in accordance with the provisions of the Law of Reorganization and Liquidation of Assets of Companies and Individuals and while it is in force, unless such agreement authorizes the withdrawal or when it is terminated by the issuance of the liquidation resolution. A dissident shareholder is that shareholder that in the relevant shareholders meeting had opposed to the agreement that grants the right of withdrawal, or that, not having attended the meeting, expresses the dissidence in writing to the company, within the term set forth in the following article. The price to pay by the company to the dissident shareholder that uses the right of withdrawal shall be, in non-public corporations, the book value of the shares and in public corporations, the market value of the shares, determined as set forth in the Regulations. The agreements that grant the right of withdrawal from the company are: 1) The transformation of the company; 2) the merger of the company; 3) the disposals referred to in No. 9) of article 67 of Law 20,382; 4) the granting of the guarantees to which Art. 2 No. 44 a) refers to in No. 11 of Article 67; 5) the creation of a preference for a series of shares or the raise, extension or reduction of those existing. In this case, only the dissident shareholders of the affected series shall have the right of withdrawal Art. 2 No. 44 b); 6) the remediation of the nullity causes by formal errors on the incorporation of the company or on the amendment of its by-laws that grants this right; 7) the other cases established by law.

12
Actually, article 41 of the Banks Law sets forth in article 41 that the provisions of the Corporation Act that provide for the “anticipated withdrawal of the shareholders” is not applicable to banks.

The Offer is not subject to a condition of success, and is subject to the “Events of Revocation of the Offer”13
These events of revocation (or of expiration, as they are also called by the Offeror) are set forth in the text of the Offer and have the effect of allowing the Offeror to revoke the Offer, if one or more of them occurs.
The LMV requires that these expiration events shall be objective what, in my opinion, does not occur in this case, in one of the events.
As stated in the text of the Offer, an event of expiration takes place in case of occurrence of a “Material Adverse Effect” (“MAE”), determined by an event that “materially and adversely affects the financial condition, the business or the properties, the shareholders’ patrimony or the results of the operations of Itaú Chile, that results or may be reasonably expected to result in a reduction of 30% or more in the income before tax of Itaú Chile for any twelve month period, in comparison to the income before tax of Itaú Chile for the period of twelve months ended on December 31, 2022” (emphasis added).
The requirement of the LMV in this matter is clear, they must be objective events that must be clearly established.
It is noteworthy that this MAE event is established with respect to “the financial condition, the business or the property, the shareholders’ patrimony”, this is, the success of the Offer is subject to circumstances that could affect the Offeror or another shareholder, and the first circumstances are within the sphere of control of the Offeror itself. If this is correct, there is no objectivity in such expiration event.
Having made such warning, I also mention that, on the terms it is made, this event is not used in tender offers in the national market14.
2.2
Financial terms of the Tender Offer.

2.2.1
Price of the Tender Offer.

Pursuant to the Offer, the price is of CLP 8,500 per share, to be paid in Pesos (the “Price of the Offer”).
The American Offer is made at the price of CLP 2,833.3333 for each ADS. Each ADS represents one third of a share of Banco Itaú Chile, so the American Offer results in the same price per share, in Pesos, than the Offer.
2.2.2
Premium.

Pursuant to the Offer, the offered price per share includes a premium of approximately 1.07%, considering a market price of the shares of Banco Itaú Chile of CLP 8,410.05, calculated in accordance with article 199 of the LMV and article 132 of the Regulations on Corporations, considering July 8, 2023 as the date on which the acquisition of the Shares would be made. It also sets forth that the offered price per share includes a premium of approximately 15.44% over the closing price, adjusted by dividends, of CLP 7,363.52 per share of Banco Itaú Chile, adjusted pursuant to the Reverse Stock Split (“RSS”) in the Santiago Stock Exchange Market (“BCS” as per its initials in Spanish) on March 2, 2023 (the last stock trading day of the BCS, prior to the first non-binding announcement made by the Offeror, concerning its intention of

13
The Offer refers to Events of Revocation. However, the respective section calls them “Events of Expiration”.

14
Having reviewed prospectus of tender offers for the past 5 years, I did not find any expiration event that admit a MAE for the Offeror, based on circumstances of the Offeror itself.

launching the Offer, price that — I clarify — in the event of having launched the Secondary tender offer would not have been the minimum price to be used by the Offeror, as it would have been calculated at a different date15).
I will review below certain metrics and analysis with the sole interest of generating benchmark in the attempt of affirming my opinions concerning the convenience — or not — of the Tender Offer, for the Shareholders who are Recipients of the Offer, in lack of a better third-party valuation report.
2.2.3
The Price of the Offer is distant from the book value of the share.

Pursuant to the financial statements of Banco Itaú Chile as at March 31, 2023, the equity of the company was MM CLP 3,364,393, so the value of the equity divided by the number of subscribed and paid-in shares determined a book value per share of CLP 3.46 each share (prior to the RSS), which, in turn, considering only the tangible equity of the company implies a book value equivalent to CLP 2.91 per share (prior to the RSS), much higher than the Price of the Offer in this Tender Offer (that in such equivalence only amounts to CLP 1.888). The aforementioned values, multiplied by 4,500, lead us to the comparison with the CLP 8,500 offered per share in the Tender Offer.
This equity value, in US Dollars, is at the date of the Tender Offer approximately BiUSD 4.16, amount that, once deducting the goodwill for the merger with Banco Itaú (incorporated to Corpbanca, today Banco Itaú Chile), is of BiUSD 3.51. In this context and considering that the financial statements do not present major contingencies nor are there indications of complex assets that could be misvalued, it seems reasonable to make the value comparison against the value of the bank’s equity, adjusted by such intangibles.
Next, the tangible equity of the bank generated a ROE during 2022 of 17.2% and executives of the bank16 have stated that this ROE should stabilize in 14%. In this context, it seems reasonable to think that the tangible book value of the bank is a reasonable value.
If that is correct, the Price of the Offer of CLP 8,500 per share, represents only 65% of the tangible equity and 55% of the book equity of Banco Itaú Chile at the commencement date of the Tender Offer.
And I can also state that, if the reference above is correct, to pay that price per share assumes a return for the investor in the mid-term of approximately 22% per annum, high for comparable market metrics.
I must add that such values should be adjusted upwards at this date (therefore in comparison with the Offer, this gets worse), as the consolidated equity recently published by the bank, as of May 31, 2023,17 is MM CLP 3,474,528.
2.2.4
The price of the Offer is distant from the objective value of the share as of this date.

Regarding the objective value of the share of Banco Itaú Chile, I cite reports issued by market analysts and publicly disclosed to it or to their clients.

15
Pending how to apply the concept “date of the Shareholders Meeting” for the purposes of the provisions of article 132 paragraph 3 of the Corporation Act Regulations.

16
As it is shown by the transcription of the conference call of the bank with investors in Q1 2023.

17
Information of Banco Itaú Chile, pursuant to Circular Letter No. 18/2008 CMF, published on its web page, non-audited summary of the financial statements as of May 31, 2023 and 2022.

The chart below reveals how the offered price of CLP 8,500/share (CLP 1.8/share prior to the RSS) is lower to the objective price of the share pursuant to its 12-month projection:
Source	Projection date	Current share price	Price prior to Reverse Stock Split
Credicorp Capital18	05-31-2023	11,270	2.6
Scotiabank19	05-30-2023	11,250	2.5
BTG Capital20	03-03-2023		2.8
Bice Inversiones21	03-03-2023		2.6
I may also add that if the ratio between the offered price and the profit per share in the last 12 months (prior to the date the Tender Offer was announced) is compared with respect to the tender offers for the acquisition of small-mid cap shares, between 2013 and this date, shown below — the Offer is the lowest of them all:
Acquisition Target	Date of Announcing the Commencement	Offered price	Implicit price over 12 - month profit
Hortifrut	12-16-2022	1,313.8
AES Gener	12-03-2021	135.0
Las Condes	10-01-2019	40,000.0	47.3
Invermar	12-19-2018	120.0	11.4
Australis	11-18-2018	93.7	25.4
Aquachile	08-06-2018	495.0	10.1
Cementos Bio Bío	12-13-2017	847.0	12.5
Viña San Pedro	12-07-2017	7.8	14.5
BBVA	12-04-2017	6,746	19.7
Banmédica	09-09-2017	2,150.0	27.4
Agunsa	05-16-2017	136.8	13.1
Gasco	12-18-2015	1,684.0	5.9
Iansa	06-22-2015	26.6	14.9
CGE	10-11-2014	4,700.0	23.4
Cruzblanca	12-02-2013	525.0	27.9
Andrómaco	09-09-2013	332.5	27.3

2.2.5
The Price of the Offer does not include the expected improvements in the results and the profitability that Banco Itaú Chile has mentioned in the latest results.

As it has been stated by executives of Banco Itaú Chile to investors22, and as it has been reflected in the latest results presented by the company, a ROATE projection of between 13% and 14% was expressed, which is not reflected in the Price of the Offer.

18
Report of Credicorp Capital dated May 31, 2023, available at https://www.credicorpcapitalresearch.com/wp-content/uploads/2023/05/Itau-Corpbanca-Tender-Offer-Second-Announcement-espanol.pdf

19
Report of Scotiabank Global Equity Research dated May 30, 2023.

20
Report BTG Pactual dated March 3, 2023.

21
Report Bice Inversiones dated March 3, 2023.

22
transcription of the conference call of the bank with investors in Q1 2023.

Consistent with the foregoing, Credicorp Capital projects, in its measurements as of May 21, 202323, an objective price of CLP 11,700 per share (this is, CLP 3,200 higher than the one offered by the Offeror). In this sense, it explicitly states that such projection has been made on the basis of a “more conservative” valuation model than that of the company, considering a long term ROAE of 10.9% and a long term ROATE of 12.5%, all of which would lead us to conclude that — based on the continuity of the projections informed by the company — the objective price of the share would have an even larger difference with the Price of the Offer.
In the same sense, Scotiabank has declared in a report dated May 30, 2023 that, pursuant to its projection models, a ROTE of 13%-14% would imply values between 46% and 65% higher than the one revealed in the Price of the Offer.24
The recently published results (May 2023, not audited) of Banco Itaú Chile are in line with the foregoing. Actually, if we make the exercise of projecting the current profits of Banco Itaú Chile to the future, and we add that in the future a dividend distribution is made of 100% of the profit (which, I warn, will not necessarily occur, but gives a clear idea of the value of the bank), in a 5-year period, the investor would receive the pay back of the invested value with the Price of the Offer, while preserving the property of the shares as residual value.
2.2.6
The Price of the Offer is not consistent with the price per share of the latest capital increase.

In the latest capital increase of Banco Itaú Chile, materialized in November 2021, the placement price per share was of CLP 1.8 (prior to the RSS) equivalent to CLP 8,100 per share as of December 2021.25
If the adjustment for inflation is applied to that placement price, a price of CLP 2.16 per share is determined (prior to the RSS), equivalent to CLP 9,720 per share.
If we add the profit to this value, discounting the paid dividends, the result is a price of CLP 2.47 per share (prior to the RSS) equivalent to CLP 11,115 per share. These values consider the bank’s profits as of March 2023. The recent publication of the financial statements as of May 2023 makes the comparison even worse.
2.2.7
The Premium is below other transactions that have been made in the market.

Pursuant to public information on tender offers recently made in Chile and that are available in the web page of the Commission for the Financial Market,26 if we make a comparison with the tender offers for the acquisition of shares in Chile — from 2013 to this date — concerning small-mid cap shares, the resulting premium was in average 35%, taking into consideration the offered price against the value of the shares at the closing of the trading day prior to the commencement of the respective tender offer for the acquisition of shares.
The foregoing is shown in the chart below:
Acquisition Target	Date of Announcing the Commencement	Premium against previous day value
Hortifrut	12-16-2022	99%
AES Gener	12-03-2021	48%
Clínica Las Condes	10-01-2019	8%
Invermar	12-19-2018	1%
Australis	11-18-2018	40%

23
Report of Credicorp Capital dated May 31, 2023, available at https://www.credicorpcapitalresearch.com/wp-content/uploads/2023/05/Itau-Corpbanca-Tender-Offer-Second-Announcement-espanol.pdf

24
Report of Scotiabank Global Equity Research dated May 30, 2023.

25
Report of Credicorp dated May 31, 2023.

26
Available at https://www.cmfchile.cl/institucional/mercados/opas_detalle2.php.

Acquisition Target	Date of Announcing the Commencement	Premium against previous day value
Aquachile	08-06-2018	16%
Cementos Bio Bío	12-13-2017	5%
Viña San Pedro Tarapacá	12-07-2017	11%
BBVA	12-04-2017	47%
Banmédica	09-09-2017	33%
Agunsa	05-16-2017	26%
Gasco	12-18-2015	13%
Iansa	06-22-2015	70%
CGE	10-11-2014	32%
Cruzblanca	12-02-2013	44%
Andrómaco	09-09-2013	67%
Average		35%
Now, only including the premium offered in the latest tender offers for the acquisition of shares — from 2021 to this date — that did not have the purpose of acquiring the control of the target company, the average premium was 21.63%, pursuant to the following detail:
Acquisition Target	Tender Offer date of commencement	Premium
Hortifrut	05-02-2023	0.53%
Aes Andes	12-07-2021	54.2%
Compañía de Cerveceras Unidas	05-18-2021	9.62
Enel Américas	04-13-2021	22.2%
Average		21.63%
The chart below contains information concerning the tender offers occurred from 2015 to this date, under a comparative analysis between (i) the percentage of the premium in relation to the price calculated in accordance with the LMV, and (ii) the same price with respect to the price of the shares at the closing of the trading day prior to the commencement of the respective tender offer for the acquisition of shares.
If the information is analyzed, it is possible to conclude that the premium, both in those tender offers that had the purpose of acquiring the control of the company as in those that were not control tender offers (those highlighted in black), the paid premium — when informed — is higher than the one offered in this Tender Offer.27
Acquisition Target	Year	Premium against market price article 199 LMV	Premium against value previous day
Hortifrut	2023	0.53%	99%
Soprole Inversiones	2023	Not informed	Not informed
AES Andes	2021	54.20%	48%
Compañía General de Electricidad	2021	16.63%	148.70%

27
I hereby state that this information was made available to me by the legal counselors of Banco Itaú Chile for the purposes of the preparation of this report and which I use attending that its content is public, information updated as of May 19, 2023.

Acquisition Target	Year	Premium against market price article 199 LMV	Premium against value previous day
Compañías Cervecerías Unidas	2021	5.92%	9.62%
Enel Américas S.A.	2021	22.2%	Not informed
Empresa de Servicios Sanitarios de los Lagos	2020	Not informed	Not informed
Sociedad Procesadora de Leche del Sur	2020	Not informed	Not informed
Latam	2019	16.63%	148.70
Clínica Las Condes	2019	6.20%	8%
Australis Sea Foods	2019	6.0%	40%
Banco Internacional	2019	Not informed	Not informed
Puertos y Logística	2019	12.79%	185.60%
Empresas AquaChile	2018	5.76%	16%
BBVA	2018	9.76%	80.51%
Enel Generación Chile	2018	67.39%	408.15%
Viña San Pedro Tarapacá	2017	14.5	11%
Banmédica	2017	4.98%	33%
Cementos Bio Bío	2017	Not informed	5%
Enjoy	2017	There was no premium	There was no premium
Cemento Polpaico	2017	8.64%	51.37%
Compañía Marítima Chilena	2017	There was no premium	There was no premium
Agencias Universales	2017	26.37%	26%
Portuaria Cabo Froward	2016	10.0%	Not informed
Empresa Constructora Moller y Pérez Cotapos	2016	9.0%	Not informed
Tech Pack	2016	Not informed	Not informed
Enersis	2016	There was no premium	There was no premium
Endesa Américas	2016	Not informed	Not informed
Gas Natural Chile	2016	12.55%	Not informed
Gasco	2016	There was no premium	13%
Marítima de Inversiones	2016	Not informed	Not informed
Administradora de Fondos de Pensiones Hábitat	2016	0.43%	9.21%
Compañía de Seguros Generales Penta-Security	2015	Not informed	Not informed
Bupa Chile	2015	Not informed	Not informed
Banco Internacional	2015	Not informed	Not informed

Acquisition Target	Year	Premium against market price article 199 LMV	Premium against value previous day
Sociedad de Inversiones Campos Chilenos	2015	18.43%	74.99%
Empresas Iansa	2015	22.65%	70%
Inmobiliaria Frontera Country Club	2015	Not informed	Not informed
Santander Chile Holding	2015	Not informed	Not informed
Empresa Eléctrica Pilmaiquén	2015	5.23%	Not informed

3.
Conclusions.

The Tender Offer is not convenient for the Shareholders who are Recipients of the Offer. In my opinion, the combination of the following factors: (i) Price of the Offer, (ii) shareholding interest of the controlling shareholder, Offeror, prior to launching the Tender Offer and its proximity with the limit of two-thirds of the issued shares with voting rights of the Company, and (iii) the effect of launching a tender offer as a voluntary Offer (to which I refer in the first section, in the understanding that the Shareholders who are Recipients of the Offer, even rejecting the Offer, will be still protected under the rules of the Secondary tender offer), result in this offer not being convenient for the Shareholders who are Recipients of the Offer.
I hereby state that each shareholder must evaluate, at their exclusive discretion, the convenience or not of the Tender Offer, and adopt, consequently, the decision that better adjusts to their interests. I also declare that this statement is my opinion concerning the Tender Offer, and must not be considered as a recommendation, advise and/or professional counseling.
Sincerely,
Octavio Bofill Genzsch
Director Banco Itaú Chile